EXHIBIT A
Exhibit 3.1
Schedule 14C
Millennium Electronics, Inc.
File No. 0-22515

                            ARTICLES OF INCORPORATION
                                       OF
                       Speaking roses International, inc.



     The undersigned natural person of the age of eighteen (18) years or older, acting as incorporator of a corporation under the Utah Revised Business Corporation Act as codified at ss. 16-10a-101, et. seq. (as it may be amended from time to time, the "Act"), adopts the following Articles of Incorporation for such corporation:


                                   ARTICLE I
                                      NAME

     The name of this corporation is Speaking Roses International, Inc. (the "Corporation').


                                   ARTICLE II
                                     PURPOSE

     The corporation is organized to engage in any lawful act or activity for which business corporations may be organized under the Act.


                                  ARTICLE III
                                AUTHORIZED SHARES

     The total number of shares the Corporation is authorized to issue is 100,000,000, which shall be divided into two classes, as follows: 30,000,000 Preferred Shares, par value $.001 per share, and 70,000,000 Common Shares, par value $.001 per share.


     The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the board of directors to amend these Articles of Incorporation to divide the Preferred Shares into series or classes, to establish and modify the

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preferences,  limitations and relative rights of the shares of Preferred Shares, and to otherwise make changes affecting the capitalization of the Corporation, subject to the limitations and procedures set forth in section 16-10a-602 of the Act, are as follows:


A.   Common Shares.

     1. Each outstanding Common Share shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

     2. Subject to any rights that may be conferred upon any Preferred Shares, upon dissolution of the Corporation the holders of Common Shares then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Shares, on a pro-rata basis, according to the number of Common Shares held by each of them.

     3. Subject to any rights that may be conferred upon any Preferred Shares, dividends may be paid on the outstanding Common Shares if, as and when declared by the board of directors, out of funds legally available therefore.

     4. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Shares.

B. Preferred Shares. Pursuant to the authority granted to the board of directors by section 16-10a-1002(1)(e) of the Act, the board of directors, without shareholder action, may amend the Corporation's Articles of Incorporation, to the extent and in the manner permitted by section 16-10a-602 of the Act.

                                   ARTICLE IV
                           REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of the corporation is 299 South Main Street, Suite 1800, Salt Lake City, Utah 84111. The name of the

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corporation's initial registered agent at that address is Stuart A. Fredman. The signature of the registered agent is set forth below.


                                   ARTICLE V
                           INITIAL BOARD OF DIRECTORS

     The number of directors on the Corporation's board shall be set by the Corporation's bylaws. The Corporation's initial board of directors shall consist of three individuals, whose names and addresses are as follows:

                  Blaine Harris
                  545 West 500 South
                  Bountiful, Utah 84010

                  Roland N. Walker
                  545 West 500 South
                  Bountiful, Utah 84010

                  Hector Rene Rodriguez Marchant
                  545 West 500 South
                  Bountiful, Utah 84010


                                   ARTICLE VI
                      LIMITATION OF LIABILITY OF DIRECTORS

     To the fullest extent permitted by the Act or any other applicable law as now in effect or as may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any action or failure to act by such director occurring prior to such amendment or repeal.


                                  ARTICLE VII
                   INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

     The Corporation shall to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the Corporation whom it shall have the power to

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indemnify hereunder from and against any and all the expenses,  liabilities, and other matters referred to herein or covered hereby. The Corporation shall have the right to advance expenses to its directors, officers, employees and agents to the full extent permitted by the Act, as the same may be amended or supplemented. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such persons. The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders, vote of disinterested directors or otherwise. The Corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.


                                  ARTICLE VIII
                                     BYLAWS

     The board of directors is authorized to alter or amend the bylaws of the corporation, except the board of directors may not amend any bylaw adopted by the shareholders if the shareholders resolution expressly gives the exclusive right of amendment to the shareholders.


                                   ARTICLE IX
                                  INCORPORATOR

     The name and address of the incorporator is:


                  Blaine Harris
                  545 West 500 South
                  Bountiful, Utah 84010


      DATED this _____ day of October, 2003.


                                       _________________________________________
                                       Incorporator

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                       ACKNOWLEDGEMENT OF REGISTERED AGENT

     The undersigned hereby accepts and acknowledges appointment as initial registered agent of the corporation named above.

      DATED this _____ day of October, 2003.

                                       _________________________________________
                                       Registered Agent

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